Exhibit 99.1

January 28, 2014

NEWBRIDGE REPORTS RECORD 2013 NET INCOME

Full-year 2013 Highlights

•	Net income to common shareholders totals $18.9 million compared to a loss in 2012
•	Loans increased $261 million for the year; organic growth totals $140 million, or 12%
•	Noninterest-bearing deposit balances increased 17%, or $35 million
•	Common equity increased $64.1 million
•	Redeemed $37 million preferred stock

Fourth-quarter 2013 Highlights

•	Completed acquisition of Security Savings Bank and successful core conversion
•	Announced planned acquisition of CapStone Bank
•	Loans increased $150 million; organic growth totaled $29 million
•	Nonperforming loans are 0.49% of total assets at year end
•	Net interest income climbs 7% from the previous quarter

Fourth-quarter 2013 Results Included

•	Net income to common shareholders totals $1.2 million
•	Merger costs of $2.2 million
•	Recourse obligation expense of $356,000

GREENSBORO, N.C. – NewBridge Bancorp (NASDAQ: NBBC) today reported record earnings for the year ended December 31, 2013. Net income available to common shareholders totaled $18.9 million, compared to a loss of $28.2 million reported for the previous year ended December 31, 2012. Earnings per diluted common share for 2013 were $0.65 compared to ($1.80) per share reported a year ago. Prior year results were affected by expense related to a plan to aggressively dispose of problem assets. Net income available to common shareholders for the fourth quarter of 2013 totaled $1.2 million, compared to $4.0 million in the fourth quarter of 2012. Earnings per diluted common share were $0.04 compared to $0.19 per share a year ago. Results for the three months and year ended December 31, 2013 included merger related costs of $2.2 million. In addition, the Company recorded a tax benefit of $3.2 million in 2013 due to the reversal of a previously recorded valuation allowance against the Company’s deferred tax asset.

“Our accomplishments for the year were substantial. We successfully executed on our growth strategy, transitioning from our prior year’s efforts to improve asset quality and raise capital. NewBridge posted record pre-tax earnings in 2013, approaching $20 million, excluding merger expense. Earnings were bolstered by strong organic loan growth and by continued improvement in asset quality, along with a material reduction in credit cost. Nonperforming loans declined to 0.49% of total assets at December 31, 2013, and the provision for credit costs declined $33.2 million from the prior year to $2.7 million for the year ended December 31, 2013. While the fourth quarter results show a decrease from the previous year, there were numerous merger costs and one-time items impacting the bottom line. The core operations remain strong,” said Pressley A. Ridgill, President and Chief Executive Officer.

“Core deposits, not including time deposits, increased 10.4%, or $104 million, during the year, and loan balances increased 22.6%, or $261 million. Vitally important organic loan growth totaled 12%, or $140 million, for the year. Expansion efforts were bolstered substantially through loan production offices in Charlotte and Raleigh, which became full-service bank locations during the year. These locations rapidly became profitable and generated a significant portion of the Company’s organic loan growth. Complementing this growth strategy, the Company reorganized its lending teams into specialty groups, expanding its staff and expertise in commercial real estate, C&I and construction development in each of the four major metropolitan markets we serve in North Carolina. At the same time, the Company reduced staff in low-growth markets.”

Ridgill continued, “Our strategic plan balances organic growth with disciplined acquisitions in targeted metropolitan and contiguous markets. The Company closed on its previously announced acquisition of Security Savings Bank on October 1, 2013 and completed the related systems conversion in early November. The bases for anticipated cost savings from this transaction are largely in place as the Company begins 2014. On November 1, 2013 the Company announced further plans to merge with CapStone Bank, which significantly enhances the Company’s commercial lending capacity in our Raleigh market. The merger with CapStone Bank is expected be completed in the second quarter of 2014 after which NewBridge will be a $2.5 billion institution with 40 branches and deep in-roads into four of the largest metropolitan areas in North Carolina.”

Net Interest Income

Net interest income increased 9.9%, or $1.5 million, to $16.9 million for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012. Average earning assets increased 13.0%, or $204 million, to $1.78 billion during the quarter compared to the same period a year ago. Average loan balances grew $238 million between the linked periods, in part due to $131 million of average loans acquired from the Security Savings Bank merger. Growth in net interest income for the three months ended December 31, 2013 was, however, partially offset by elevated costs on acquired borrowings. These borrowings were repaid during the quarter and will not affect future periods. The net interest margin on a linked-quarter basis declined 12 basis points to 3.79%. For the full-year, net interest income declined $390,000 to $63.2 million. Average earning assets climbed $58.6 million, or 3.7%, to $1.63 billion for the year; however, the net interest margin fell 17 basis points to 3.89% primarily due to lower yields on new and renewed loans.

Noninterest Income

Noninterest income declined $641,000 from the prior year period to $4.1 million for the quarter ended December 31, 2013 primarily due to 1) substantially lower mortgage revenue, which declined $491,000 to $297,000 for the quarter due to a lower level of mortgage loan production resulting from increases in interest rates, and 2) lower retail banking revenue, which declined $215,000 to $2.6 million. These declines were partially offset by an increase in wealth management fees, which totaled $638,000 for the fourth quarter, a 16% increase compared to the same period a year ago. For the year ended December 31, 2013, noninterest income rose $566,000 to $17.5 million. The increase was due to higher retail banking revenue, increased wealth management fees and a gain on sale of securities, which was partially offset by lower mortgage revenue.

Noninterest Expense

Noninterest expense totaled $18.4 million for the December quarter and $60.4 million for the year. For the quarter, noninterest expense increased $4.4 million to $18.4 million due in part to merger related costs, loan recourse obligation expenses, and non-merger related costs related to Security Savings Bank. In the fourth quarter, the Company recorded $2.2 million of merger related costs, which included $2.0 million related to Security Savings Bank and $260,000 related to the CapStone Bank merger. In addition, in the most recent quarter, the Company recorded a recourse obligation expense of $356,000 to cover estimated losses on nonperforming loans sold prior to September 2008. NewBridge Bank did not sell a significant number of mortgage loans prior to the recession of 2008 and does not anticipate further losses related to mortgage recourse obligations. Finally, operating costs were elevated due to the acquisition of Security Savings Bank. It is anticipated, however, that the projected cost savings of the Security Savings Bank acquisition will begin to be realized in the 2014 first quarter.

Balance Sheet

Total assets increased $162.9 million for the quarter and $256.5 million for the year to $1.97 billion at December 31, 2013. Loans held for investment increased $150.3 million, or 11.9%, for the quarter and $261.3 million, or 22.6%, for the year. In the fourth quarter, the Company benefited from the addition of Security Savings Bank’s net loan portfolio, which totaled $121.5 million at December 31, 2013. Excluding merger related loan growth, the Company increased loans $28.7 million in the fourth quarter, an annualized rate of 9%. Organic loan growth totaled $140 million for the year, a growth rate of 12%. Total deposits increased $142.0 million to $1.55 billion at the quarter end. For the year, deposit balances increased $221.5 million. Core deposits, excluding time deposits, totaled 70.9% of total deposits at December 31, 2013. Common equity increased $3.9 million for the quarter and $64.1 million for the year. Accumulated other comprehensive income increased $2.6 million for the fourth quarter, due primarily to changes in the value of the Company’s frozen pension plan liability. Retained earnings totaled $1.2 million for the quarter. For the year, the change in common equity was due to the addition of $56.1 million of common equity from the conversion of preferred stock, which was partially offset by a $7.8 million reduction in equity from the repurchase of the TARP warrant and a $3.4 million decline in accumulated other comprehensive income for the year. The acquisition of Security Savings Bank created an additional $5.6 million of intangible assets during the quarter, including $1.5 million of core deposit intangibles and $4.1 million of goodwill.

Asset Quality

Asset quality steadily improved throughout 2013. Nonperforming assets as a percentage of total assets declined to 0.90% at December 31, 2013 from 1.56% at December 31, 2012. Nonperforming loans totaled $9.6 million and OREO totaled $8.0 million at year end. The allowance for credit losses was $24.6 million at December 31, 2013, or 254.6% of nonperforming loans, compared to $26.6 million, or 124.7%, at December 31, 2012. At December 31, 2013, the assets acquired from Security Savings Bank included $121.5 million of loans and $4.3 million of OREO initially recorded at fair value on October 1, 2013, the acquisition date. In the fourth quarter, the Company charged off $1.09 million of loans acquired from Security Savings Bank. The credit discount previously established against those specific loans was $1.00 million.

Outlook

As we look forward to 2014, we anticipate continued robust organic loan and deposit growth through the execution of our core growth strategies.  Cultural and sales integration of CapStone Bank and Security Savings Bank remains a near term focus.  We are committed to building efficiency and unlocking additional earnings power not only within the acquired institutions but also within our existing franchise.  Merger costs related to the CapStone acquisition are expected to occur mostly in the second quarter of 2014.  We will remain opportunistic, seizing upon opportunities to add talented bankers, individually or possibly in teams, in select geographic markets, and will continue to explore opportunities to expand through carefully evaluated acquisitions.  We believe the Company’s net interest margin will generally remain under pressure from an interest rate environment that likely will be unchanged for 2014.  Upon completion of the merger with CapStone, we anticipate the Company will approach $2.5 billion in assets and will achieve improved profitability.

Use of Non-GAAP Measures

Tangible common shareholders’ equity percentages have become a focus of some investors. Because tangible common shareholders’ equity is not formally defined by GAAP, this measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently. Since analysts and banking regulators may assess our capital adequacy using tangible common shareholders’ equity, management believes that it is useful to provide investors with the ability to assess the Company’s capital adequacy on the same basis.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks in North Carolina, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. Upon the closing of the Security Savings Bank acquisition, NewBridge Bank has assets of approximately $2.0 billion and 36 branches and several loan production offices in North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding the acquisitions of Security Savings Bank and CapStone Bank and the general business strategy of engaging in bank acquisitions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

Investors may contact:

Ramsey Hamadi, Chief Financial Officer	336-369-0975
Richard Cobb, Controller & Chief Accounting Officer	336-369-0914
David Barksdale, Chief Strategy Officer	336-369-0939

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FINANCIAL SUMMARY

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$15,482	$14,089	$56,617	$57,676
Investment securities	3,057	2,799	12,179	13,364
Other	8	10	23	40
Total interest income	18,547	16,898	68,819	71,080
Interest expense:
Deposits	869	918	3,116	5,135
Borrowings from the FHLB	427	252	1,195	1,012
Other	338	335	1,332	1,367
Total interest expense	1,634	1,505	5,643	7,514
Net interest income	16,913	15,393	63,176	63,566
Provision for credit losses	642	1,209	2,691	35,893
Net interest income after provision for credit losses	16,271	14,184	60,485	27,673
Noninterest income:
Retail banking	2,636	2,851	10,228	9,739
Mortgage banking services	297	788	1,644	2,636
Wealth management services	638	549	2,570	2,349
Gain on sale of investment securities	-	-	736	3
Bank-owned life insurance	322	323	1,429	1,494
Other	176	199	847	667
Total noninterest income	4,069	4,710	17,454	16,888
Noninterest expense:
Personnel	8,717	7,554	32,104	29,354
Occupancy	1,135	988	4,208	5,171
Furniture and equipment	991	840	3,501	3,335
Technology and data processing	1,121	988	4,192	4,063
Legal and professional	652	810	2,683	3,029
FDIC insurance	236	444	1,565	1,770
Real estate acquired in settlement of loans	159	154	(126)	15,726
Merger related expense	2,166	-	2,232	-
Other	3,213	2,179	10,025	9,965
Total noninterest expense	18,390	13,957	60,384	72,413
Income before income taxes	1,950	4,937	17,555	(27,852)
Income tax expense (benefit)	524	173	(3,216)	(2,598)
Net income	1,426	4,764	20,771	(25,254)
Dividends and accretion on preferred stock	(237)	(730)	(1,854)	(2,918)
Net income available to common shareholders	$1,189	$4,034	$18,917	$(28,172)
Net income per share - basic	$0.04	$0.26	$0.71	($1.80)
Net income per share - diluted	$0.04	$0.19	$0.65	($1.80)

FINANCIAL SUMMARY

	2013					2012
	Fourth		Third	Second	First	Fourth
	Quarter		Quarter	Quarter	Quarter	Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$3,530		$3,744	$5,908	$2,439	$9,464
Loans held for investment	1,416,703		1,266,361	1,199,711	1,169,887	1,155,421
Allowance for credit losses	(24,550)		(25,385)	(26,395)	(26,067)	(26,630)
Net loans held for investment	1,392,153	*	1,240,976	1,173,316	1,143,820	1,128,791
Investment securities	368,866		357,537	378,011	398,382	393,815
Other earning assets	3,915		24,583	2,109	11,752	9,006
Non-earning assets	196,768		175,502	170,751	155,686	167,631
Total Assets	$1,965,232		$1,802,342	$1,730,095	$1,712,079	$1,708,707

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$240,979		$241,246	$225,089	$214,642	$206,023
Savings deposits	62,353		48,794	49,008	47,050	44,450
NOW accounts	439,624		413,268	425,129	425,307	424,720
Money market accounts	359,174		334,091	345,482	324,864	323,326
Time deposits	451,866		374,611	320,759	341,091	333,974
Total deposits	1,553,996	**	1,412,010	1,365,467	1,352,954	1,332,493
Total borrowings	229,774		209,474	185,074	138,774	159,774
Other liabilities	14,670		18,012	18,856	20,393	20,426
Shareholders’ equity	166,792		162,846	160,698	199,958	196,014
Total Liabilities and Shareholders’ Equity	$1,965,232		$1,802,342	$1,730,095	$1,712,079	$1,708,707

*	Includes $121.5 million from Security Savings Bank acquisition
**	Includes $154.3 million from Security Savings Bank acquisition

ASSET QUALITY DATA

(Dollars in thousands)
Loans identified as impaired	$5,879	$9,607	$10,610	$15,772	$16,400
Other nonperforming loans	3,762	1,930	3,222	3,642	4,960
Total nonperforming loans	$9,641	$11,537	$13,832	$19,414	$21,360

Total nonperforming loans	$9,641	$11,537	$13,832	$19,414	$21,360
Other real estate owned	8,025	2,695	4,508	4,781	5,355
Total nonperforming assets	$17,666	$14,232	$18,340	$24,195	$26,715

Net chargeoffs	1,477	1,043	709	1,542	9,595
Allowance for credit losses	24,550	25,385	26,395	26,067	26,630
Allowance for credit losses to loans held for investment	1.73%	2.00%	2.20%	2.23%	2.30%
Nonperforming loans to loans held for investment	0.68	0.91	1.15	1.66	1.85
Nonperforming assets to total assets	0.90	0.79	1.06	1.41	1.56
Nonperforming loans to total assets	0.49	0.64	0.80	1.13	1.25
Net chargeoff percentage (annualized)	0.42	0.34	0.24	0.54	3.26
Allowance for credit losses to nonperforming loans	254.64	220.03	190.83	134.27	124.67

Allowance for credit losses rollforward	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Beginning balance	$25,385	$35,016	$26,630	$28,844
Chargeoffs	2,621	10,637	8,526	40,611
Recoveries	1,144	1,042	3,755	2,504
Net chargeoffs	1,477	9,595	4,771	38,107
Provision for credit losses	642	1,209	2,691	35,893
Ending balance	$24,550	$26,630	$24,550	$26,630

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of December 31, 2013
		Gross	Gross	Estimated	Average		Average
	Amortized Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)
US Agency*	$77,823	$-	$(4,562)	$73,261	2.09%		7.32
Agency mortgage backed securities*	46,656	1,261	-	47,917	3.38		4.96
Collateralized mortgage obligations	6,611	163	-	6,774	5.63		2.60
Commercial mortgage backed securities	38,367	1,123	(102)	39,388	3.32		3.36
Covered bonds	49,937	2,924	(233)	52,628	3.49		2.90
Corporate bonds*	110,772	4,066	(572)	114,266	4.00		4.38
Municipal obligations*	16,985	161	(301)	16,845	6.39	**	8.33
Federal Home Loan Bank stock	9,988	-	-	9,988
Other	7,672	596	(469)	7,799
Total	$364,811	$10,294	$(6,239)	$368,866	3.49	**	4.96

*	Includes held-to-maturity securities carried at cost with no gains or losses shown in the table above. Total cost of held-to-maturity securities is $67,317. Total estimated value of held-to-maturity securities is $65,439.
**	Fully taxable equivalent basis

COMMON STOCK DATA

	2013				2012
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$7.43	$7.29	$5.99	$5.89	$4.63
High	7.92	9.17	6.41	6.48	4.95
Low	6.40	5.96	5.55	4.50	3.92
Book value	5.33	5.19	5.12	5.19	5.58
Tangible book value	5.05	5.10	5.02	5.09	5.38
Average shares outstanding	28,478,316	28,478,316	28,461,665	21,055,250	15,655,868
Average diluted shares outstanding	28,584,755	28,572,565	29,139,456	29,699,040	20,978,610

OTHER DATA

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Tangible common equity	$143,949	$84,301	$143,949	$84,301
Return on average assets	0.29%	1.11%	1.17%	(1.46)%
Return on average equity	3.45	11.83	11.75	(15.18)
Net yield on earning assets	3.79	3.91	3.89	4.06
Average loans to assets	72.45	68.78	70.14	68.19
Average loans to deposits	90.06	84.83	88.25	83.29
Average noninterest-bearing deposits to total deposits	16.12	15.14	16.18	13.91
Average equity to assets	8.43	9.40	9.94	9.65
Total capital as a percentage of total risk weighted assets*	11.71	16.48	11.71	16.48
Tangible common equity as a percentage of tangible assets	7.35	4.94	7.35	4.94
Tangible common equity as a percentage of total risk weighted assets	9.48	6.32	9.48	6.32

*	Tax planning strategies eliminated from the calculation of the Company’s regulatory risk based capital percentages beginning second quarter 2013

ANALYSIS OF YIELDS AND RATES

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,409,800	$15,482	4.36%	$1,171,779	$14,089	4.78%
Investment securities	359,510	3,140	3.49%	382,061	2,887	3.02%
Other earning assets	10,173	8	0.31%	21,274	10	0.19%
Total Earning Assets	1,779,483	18,630	4.15%	1,575,114	16,986	4.29%
Non-Earning Assets	166,517			128,506
Total Assets	$1,946,000	18,630		$1,703,620	16,986

Interest-Bearing Liabilities
Deposits	$1,313,088	869	0.26%	$1,172,221	918	0.31%
Borrowings	197,630	765	1.54%	142,834	587	1.63%
Total Interest-Bearing Liabilities	1,510,718	1,634	0.43%	1,315,055	1,505	0.46%
Noninterest-bearing deposits	252,320			209,067
Other liabilities	18,949			19,332
Shareholders’ equity	164,013			160,166
Total Liabilities and Shareholders’ Equity	$1,946,000	1,634		$1,703,620	1,505
Net Interest Income		$16,996			$15,481
Net Interest Margin			3.79%			3.91%
Interest Rate Spread			3.72%			3.83%

	Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2012
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,247,095	$56,617	4.54%	$1,175,938	$57,676	4.90%
Investment securities	379,014	12,549	3.31%	382,288	13,733	3.59%
Other earning assets	7,656	23	0.30%	16,923	40	0.24%
Total Earning Assets	1,633,765	69,189	4.23%	1,575,149	71,449	4.54%
Non-Earning Assets	144,304			149,306
Total Assets	$1,778,069	69,189		$1,724,455	71,449

Interest-Bearing Liabilities
Deposits	$1,184,485	3,116	0.26%	$1,215,450	5,135	0.42%
Borrowings	168,909	2,527	1.50%	126,898	2,379	1.87%
Total Interest-Bearing Liabilities	1,353,394	5,643	0.42%	1,342,348	7,514	0.56%
Noninterest-bearing deposits	228,635			196,365
Other liabilities	19,302			19,362
Shareholders’ equity	176,738			166,380
Total Liabilities and Shareholders’ Equity	$1,778,069	5,643		$1,724,455	7,514
Net Interest Income		$63,546			$63,935
Net Interest Margin			3.89%			4.06%
Interest Rate Spread			3.82%			3.98%